Exhibit 10.25

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE U.S. SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF: (I)                        , 2019; AND (II) THE DATE THE CORPORATION BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

NORTHERN SWAN HOLDINGS, INC.

Secured Convertible Note

              , 2019

Secured Convertible Note No.	USD$

This Secured Convertible Note (this “Convertible Note”) has been issued by Northern Swan Holdings, Inc., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), to and in favour of                         (the “Lender”). The Principal Amount (as defined below) shall be used by the Company for the purpose of funding the overall operating expenses of the Company and financing additional investments in one or more of Eagle Canada Holdings Inc., a corporation incorporated under the laws of the Province of British Columbia (“Eagle Holdings”) or its subsidiary, Ecomedics S.A.S., a Colombian company operating as Clever Leaves (“Clever Leaves”), as well as other investments contemplated by the Company from time to time.

1. Definitions

1.1 As used in this Convertible Note, unless otherwise defined or unless the context otherwise requires the following terms have the following respective meanings:

1.1.1 “Agent” means GLAS Americas LLC, in its capacity as collateral agent;

1.1.2 “Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the party referred to in the context in which the term is used or binding on or affecting the property of such party, all of the foregoing as may exist as of the date hereof or as may be implemented, revised or modified from time to time after the date hereof;

1.1.3 “Business Day” means any day of the year, other than a Saturday, Sunday, legal holiday or any day on which banking institutions are closed in New York, New York;

1.1.4 “Cannabis” has the meaning given to the term cannabis under the Cannabis Act, provided, however, the term “Cannabis” shall not include Hemp.

1.1.5 “Cannabis Act” means An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16, as amended from time to time;

1.1.6 “Cannabis Jurisdiction” means a Medical Cannabis Jurisdiction or a Non-Medical Cannabis Jurisdiction;

1.1.7 “Cannabis-Related Activities” means any activities, including advertising or promotional activities, relating to or in connection with the importation, cultivation, production, purchase, distribution or sale of Cannabis or Cannabis-related products;

1.1.8 “Change of Control” means:

(i)	if (a) the current shareholders of the Company cease to own, directly or indirectly, legally and beneficially, at least 51% of the issued and outstanding capital stock of any of the Company, Eagle Holdings or Clever Leaves, (b) the current shareholders of the Company cease to Control (directly or indirectly) any of the Company, Eagle Holdings or Clever Leaves; (c) the Company ceases to own, directly or indirectly, legally and beneficially, 100% of the issued and outstanding capital stock of any Guarantor, or (d) the Company ceases to Control (directly or indirectly) any Guarantor;

(ii)	the completion of a transaction pursuant to which any one or more of the Company, Eagle Holdings or Clever Leaves merges, amalgamates or consolidates with or into any other Person (other than with each other) or business entity; or

(iii)	the completion of a transaction pursuant to which any one or more of the Company, Eagle Holdings or Clever Leaves sells all or substantially all of its assets; or

provided that a Permitted Reorganization shall not constitute a Change of Control and shall not require the consent of the Lender;

1.1.9 “Class C Preferred Shares” means the class C preferred shares in the capital of the Company, as such shares exist at the close of business on the date of execution and delivery of this Convertible Note; provided that, in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification of the capital of the Company or such successive subdivisions, redivisions, reductions, combinations, consolidations or reclassifications, “Class C Preferred Shares” shall thereafter mean the shares corresponding to the Class C Preferred Shares resulting from such subdivision, redivision, reduction, combination, consolidation or reclassification;

1.1.10 “Commission” means the U.S. Securities and Exchange Commission;

1.1.11 “Common Shares” means the class A voting common shares in the capital of the Company, as such shares exist at the close of business on the date of execution and delivery of this Convertible Note; provided that, in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification of the capital of the Company or such successive subdivisions, redivisions, reductions, combinations, consolidations or reclassifications, “Common Shares” shall thereafter mean the shares corresponding to the Common Shares resulting from such subdivision, redivision, reduction, combination, consolidation or reclassification;

1.1.12 “Competitor” means (i) a Person engaged, directly in any Medical Cannabis-Related Activities or Non-Medical Cannabis-Related Activities which are similar to or competitive with the Medical Cannabis-Related Activities or Non-Medical Cannabis-Related Activities of the Obligors (or any of them) or a Person who offers services or products which are similar to or in competition with the Medical Cannabis-Related Activities or Non-Medical Cannabis-Related Activities of the Obligors (or any of them) (each, a “Market  Competitor”); (ii) a Person that is not a Market Competitor, but has a director or senior officer who is also a director or senior officer of a Market Competitor; or (iii) any Person that owns any equity interest (of any class) equal to or greater than 20% of all of the issued and outstanding equity interests in aggregate of all classes of equity interests of any Market Competitor.

1.1.13 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or otherwise.

1.1.14 “Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, pledge, privilege or any other encumbrance or title defect of any nature whatsoever, and any other right of third parties relating to, attaching to or affecting any asset, regardless of form (excluding ordinary course payables), whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing;

1.1.15 “Environmental Laws” means all Applicable Laws relating to the protection of human health and the environment, including all Applicable Laws pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of Releases, or threatened Releases, of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials;

1.1.16 “Event of Default” has the meaning ascribed to such term in Section 8.1 hereof;

1.1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

1.1.18 “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination;

1.1.19 “Governmental Authority” means the government of Canada, the government of Colombia or any other nation, province, territory, state, municipality or other political subdivisions thereof, and any governmental agency, tribunal, commission or other authority or entity exercising executive, legislative, regulatory or administrative functions (for greater certainty, the International Narcotics Control Board of the United Nations shall not constitute a “Governmental Authority”);

1.1.20 “Governmental Charges” means all taxes, levies, duties, assessments, reassessments and other similar charges and impositions together with all related penalties, interest and fines, due and payable by the Company or any of its subsidiaries (as applicable) to any domestic or foreign government (federal, provincial, state, municipal or otherwise) or to any regulatory authority, agency, commission, board or court of competent jurisdiction of any domestic or foreign government;

1.1.21 “Guarantors” means NS US Holdings, Inc., Herbal Brands, Inc., Northern Swan International, Inc., Northern Swan Management, Inc., Northern Swan Deutschland Holdings, Inc., Northern Swan Portugal Holdings, Inc. and “Guarantor” means any of them;

1.1.22 “Hazardous Materials” means (i) any radioactive material; (ii) any explosive; (iii) any substance that, if added to any water, would degrade or alter or form part of a process of degradation or alteration of the quality of that water to the extent that it will adversely affect its use by man or by any animal, fish or plant; (iv) any solid, liquid, gas or odour or combination of any of them that, if emitted into the air, would create or contribute to the creation of a condition of the air that: (A) endangers the health, safety or welfare of individual persons or the health of animal life; (B) interferes with normal enjoyment of life or property; or (C) causes damage to plant life or to property; (v) any petroleum or petroleum product; (vi) any toxic substance or other contaminant; (vii) any substance declared to be hazardous or toxic under any Applicable Law now or hereafter enacted or promulgated by any Governmental Authority having jurisdiction over the Company, any of the Guarantors or their respective properties, assets or interests, including any substance which would be considered a hazardous substance under any Environmental Law; and (viii) any other substance which is or may become hazardous, dangerous or toxic to individual persons or property, including any asbestos or asbestos-containing material;

1.1.23 “Hemp” means (i) in the United States of America, the meaning ascribed to such term under the Agricultural Marketing Act of 1946 (7 U.S.C. 1621 et seq.) as amended by Agriculture Improvement Act of 2018 as such acts may be amended from time to time; and (ii) in any other jurisdiction, the plant cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration not exceeding such percentage, on a dry weight basis determined in accordance with the Applicable Law in the subject jurisdiction;

1.1.24 “Included Obligors” means the Company, Northern Swan International, Inc., Eagle Holdings and Clever Leaves, and “Included Obligor” means any one of them;

1.1.25 “Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and Title 11 of the United States Code or any similar federal or state law for the relief of debtors, and in each case, any legislation similar to or enacted in replacement of the foregoing from time to time;

1.1.26 “Intercreditor and Collateral Agency Agreement” means the intercreditor and collateral agency agreement dated on or about the date hereof among the Agent, GLAS USA LLC (the “Paying Agent”), the Lender, the Other Lenders and the Company, as such agreement may be amended, restated or amended and restated from time to time;

1.1.27 “Investment” means an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including a contribution of capital and including the acquisition or holding of the following: all or substantially all of the assets used in connection with a business; common or preferred shares; debt obligations; partnership interests; and investments in joint ventures;

1.1.28 “Loan Documents” means this Convertible Note, the Security, the guarantee delivered by the Guarantors to the Agent, the Intercreditor and Collateral Agency Agreement and all other agreements, documents, instruments, certificates, notices and assurances delivered by any Obligor in connection herewith or therewith;

1.1.29 “Material Adverse Change” means any change or event which constitutes a material adverse change in (i) the business, operations, condition (financial or otherwise), assets or properties of the Company and its subsidiaries, taken as a whole, (ii) the enforceability of this Convertible Note or any of the other Loan Documents against the Company, (iii) the Company’s ability to timely and fully perform its obligations hereunder or under any of the other Loan Documents, or (iv) the ability of the Lender to enforce its rights and remedies hereunder or under any of the other Loan Documents;

1.1.30 “Medical Cannabis Jurisdiction” means any country in which it is legal on a federal or unitary level, as the case may be, to undertake Medical Cannabis-Related Activities; provided that should any state, province, municipality, town or other like regional subdivision of such country prohibit Medical Cannabis-Related Activities, such country shall still be considered a Medical Cannabis Jurisdiction provided that no Medical Cannabis-Related Activities are conducted in any such state, province, municipality, town or other like regional subdivision which has prohibited Medical Cannabis-Related Activities. Each of Canada, Belgium, Chile, Germany, Spain, Czech Republic, Portugal, Italy, Greece, the United Kingdom, Denmark, Colombia, Peru, Lesotho, Uruguay, Australia and Switzerland is a Medical Cannabis Jurisdiction as at the date of this Convertible Note;

1.1.31 “Medical Cannabis-Related Activities” means any activities, including advertising or promotional activities, relating to or in connection with the importation, cultivation, production, purchase, distribution or sale of Cannabis or Cannabis-related products solely for medical purposes;

1.1.32 “Non-Medical Cannabis Jurisdiction” means any country in which it is legal on a federal or unitary level, as the case may be, to undertake Non-Medical Cannabis-Related Activities; provided that should any state, province, municipality, town or other like regional subdivision of such country prohibit Non-Medical Cannabis-Related Activities, such country shall still be considered a Non-Medical Cannabis Jurisdiction so long as no Non-Medical Cannabis-Related Activities are conducted in any such state, province, municipality, town or other like regional subdivision which has prohibited Non-Medical Cannabis-Related Activities. Each of Canada and Uruguay is a Non-Medical Cannabis Jurisdiction as at the date of this Convertible Note;

1.1.33 “Non-Medical Cannabis-Related Activities” means Cannabis-Related Activities other than Medical Cannabis-Related Activities;

1.1.34 “Non-Qualified IPO” means the completion by the Company of an initial public offering of Common Shares resulting in the listing of the Common Shares on any of the New York Stock Exchange, NASDAQ, the Toronto Stock Exchange or the TSX Venture Exchange, but which does not otherwise meet the definition of Qualified-IPO;

1.1.35 “Obligations” means all monies and obligations now or at any time and from time to time hereafter owing or payable by the Company to the Lender, including pursuant to this Convertible Note and the other Loan Documents;

1.1.36 “Obligors” means the Company and the Guarantors and “Obligor” means any of them;

1.1.37 “Other Lenders” has the meaning given to such term in Section 2.3 of this Convertible Debenture.

1.1.38 “Permitted Reorganization” shall mean a merger, amalgamation, recapitalization, consolidation or other combination, including a reverse takeover, by or among the Company, Eagle Holdings and Clever Leaves (for the purposes of this Section, collectively, the “Predecessor Entities” and each a “Predecessor Entity”) (or any combination thereof) or a transaction whereby all or substantially all of the undertaking, property and assets of the Predecessor Entities (or any combination thereof) would become the property of another Predecessor Entity, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise; provided that:

(i)	such transaction is solely between Predecessor Entities;

(ii)	such Person or continuing company (the “Successor Entity”) shall execute and/or deliver to the Lender an agreement supplemental hereto and to the other Loan Documents executed by a Predecessor Entity or Predecessor Entities, as the case may be, in form reasonably satisfactory to the Lender and execute and/or deliver such other instruments, if any, which to the reasonable satisfaction of the Lender and in the opinion of the Lender’s counsel are necessary to evidence (i) the assumption by the Successor Entity of liability under each Loan Document to which a Predecessor Entity is a party for the due and punctual payment of all money payable by that Predecessor Entity thereunder, and (ii) the covenant of the Successor Entity to pay the same and (iii) the agreement of the Successor Entity to observe and perform all the covenants and obligations of each Predecessor Entity under each Loan Document to which such Predecessor Entity was a party and to be bound by all of the terms of each such Loan Document so far as they relate to such Predecessor Entity which instruments, if any, shall be in form reasonably satisfactory to the Lender;

(iii)	such transaction would not adversely affect the interests of the Lender hereunder or under any Loan Document, including the validity or priority of the liens or the Lender’s rights under the Security;

(iv)	such transaction will not result in any tax being levied on or payable by the Lender;

(v)	an opinion of the Company’s counsel, in connection with the existence of such Successor Entity and the due authorization, execution and delivery of any documents, instruments or agreements given by such Successor Entity to the Lender, shall have been delivered to the Lender;

(vi)	no Event of Default shall have occurred and be continuing or will occur as a result of such transaction; and

(vii)	such transaction shall not involve a liquidation, dissolution, consolidation, merger, amalgamation, partnership or other combination of any Predecessor Entity without the prior written consent of the Lender;

1.1.39 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity;

1.1.40 “Prohibited Transaction” means a business, activity, or Person engaged in (A) Non-Medical Cannabis-Related Activities in any jurisdiction other than a Non-Medical Cannabis Jurisdiction, or (B) Medical Cannabis-Related Activities in any jurisdiction other than a Medical Cannabis Jurisdiction;

1.1.41 “Qualified IPO” means the completion by the Company of an initial public offering of Common Shares resulting in the listing of the Common Shares on any of the New York Stock Exchange, NASDAQ, the Toronto Stock Exchange or the TSX Venture Exchange;

1.1.42 “Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur;

1.1.43 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

1.1.44 “Subordinated Debt” means indebtedness which is subordinated to the Obligations, upon terms and conditions and pursuant to a subordination agreement in form and substance reasonably satisfactory to the Lender; and

1.1.45 “Trigger Event” means the occurrence of either of the following:

(i)	a Qualified IPO provided that the pricing of such Qualified IPO is greater than or equal to USD$13.54 per Common Share, subject to customary adjustment for share splits, share dividends, recapitalizations and the like; or

(ii)	a Non-Qualified IPO if at any time following such listing the ten (10) day trailing volume weighted average price per Common Share exceeds USD$13.54 per Common Share, subject to customary adjustment for share splits, share dividends, recapitalizations and the like.

1.2 Gender and Number. Any reference in this Convertible Note to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3 Headings, Etc. The division of this Convertible Note into Articles, Sections, Subsections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Convertible Note.

1.4 Severability. Any article, section, subsection or other subdivision of this Convertible Note or any other provision of this Convertible Note which is, or becomes, illegal, invalid or unenforceable shall be severed from this Convertible Note and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

1.5 Interpretation. If any provision in this Convertible Note refers to any action taken or to be taken by the Company, or which the Company is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation” and the use of the term “includes” shall mean “includes, without limitation”.

2. Term, Interest, Payment and Security.

2.1 Term, Interest and Payment: For value received, subject to the exercise of the rights of conversion as set out herein, the Company hereby absolutely and unconditionally promises to pay to the order of the Lender on March 30, 2022 (the “Maturity Date”), the principal amount of                                 (USD $                        ) (the “Principal Amount”) and the Company hereby absolutely and unconditionally promises to pay to the order of the Lender interest thereon pursuant to Section 2.2 hereof.

2.2 Term, Interest and Payment:

2.2.1 Interest shall accrue on the whole amount of the Principal Amount outstanding and remaining from time to time unpaid, commencing from the date hereof and continuing both before and after the Maturity Date, default and judgment until actual payment in full of this Convertible Note or conversion as hereinafter provided, at the annual interest rate of eight percent (8%) calculated and payable, in cash, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on               , 2019. Interest shall be computed on the basis of the actual number of days elapsed divided by 365 or 366, as the case may be, compounded annually. Principal and interest shall be payable in lawful money of the United States of America, and shall be paid to the Paying Agent at 3 Second Street, Suite 206, Jersey City, NJ 07311 or at such other place as the Paying Agent may have designated from time to time in writing to the Company.

2.2.2 Upon the occurrence of an Event of Default and for so long as such Event of Default shall be continuing, interest shall accrue on the Principal Amount outstanding at a rate per annum equal to 10% calculated and payable as aforesaid. For greater certainty, to the extent interest has accrued under this Section, such interest will be due and payable to the Paying Agent (on behalf of the Lender) at the time the Lender exercises its conversion rights hereunder.

2.2.3 In the event that a court of competent jurisdiction determines that any provision of this Convertible Note obligates the Company to make any payment of interest, or other amount payable to the Lender, in an amount, or calculated at a rate, which would be prohibited by Applicable Law or would result in receipt by the Lender of interest at a rate in excess of the maximum rate permissible under Applicable Law then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted, with retroactive effect, to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in receipt by the Lender of interest at a rate in excess of the maximum rate permissible. Any amount or rate of interest referred to in this Section 2.2 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that this Convertible Note remains outstanding, on the assumption that any charges, fees or expenses that fall within the meaning of interest shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date hereof to the Maturity Date, and, in the event of a dispute, a certificate of an accredited actuary appointed by the Lender shall be conclusive for the purposes of such determination.

2.3 Guarantees/Security:

2.3.1 This Convertible Note is a direct secured obligation of the Company secured by a first-ranking pledge over the Company’s interests in and to NS US Holdings, Inc. and Northern Swan International, Inc. (collectively, the “Subsidiaries” and each, a “Subsidiary”) to and in favour of the Agent for the benefit of the Lender and the other lenders issued secured convertible notes as of the date hereof (collectively, the “Other Lenders”) as evidenced by that certain pledge agreement granted on or about the date hereof by the company in favour of the Agent.

2.3.2 The Company agrees to cause each of the Guarantors to deliver a guarantee to the Agent for the benefit of the Lender and the Other Lenders in respect of the present and future obligations of the Company to the Lender and the Other Lenders, in form and scope satisfactory to the Lender, acting reasonably. In addition, in the event that the Company forms or acquires any direct or indirect wholly-owned subsidiary after the date hereof, the Company agrees to cause each such subsidiary to deliver a guarantee to the Agent for the benefit of the Lender and the Other Lenders in respect of the present and future obligations of the Company to the Lender and the Other Lenders, in form and scope satisfactory to the Lender, acting reasonably, within seventy-five (75) days after the end of the fiscal quarter of the Company in which such subsidiary was formed or acquired.

2.3.3 For greater certainty, “Security” includes all security agreements, guarantees and other documents mentioned in Sections 2.3.1 and 2.3.2, and all other documents and agreements delivered by the Company and the Guarantors or others to the Lender (or the Agent) from time to time as security for the payment and performance of the obligations of the Company to the Lender, respectively, and the liens constituted by the foregoing. The Security shall be in form and substance satisfactory to the Lender and the Agent. The Company shall also cause to be delivered to the Lender and the Agent the opinions of the solicitors for each of the Obligors (together with opinions from agents in other jurisdictions as applicable) with respect to corporate status of such Persons and their authorized and issued capital (if customary), the due authorization, execution, delivery and enforceability of the Security, and the registration of the Security; all such opinions to be in form and substance satisfactory to the Lender and its counsel, acting reasonably.

3. Conversion of this Convertible Note.

3.1 Lender Conversion Right: At any time and from time to time prior to the Maturity Date, the Lender shall have the right, at its option, to convert the Principal Amount, in whole or in part (provided that any partial conversion shall be in a minimum amount of USD$              ), into fully paid and non-assessable Common Shares, at a conversion price equal to USD$11.00 per Common Share (the “Conversion Price”); provided that, any accrued and unpaid interest owing on the Principal Amount at the date of such conversion shall be payable by the Company to the Paying Agent (on behalf of the Lender) in cash. The Company shall provide prompt written notice of any such conversion to the Agent and the Paying Agent. Upon the Paying Agent’s receipt of a written notice of any such conversion, the Paying Agent shall reduce the Lender’s Principal Amount on the Convertible Note register by the amount of such conversion.

3.2 Company Conversion Right: In the event that any Obligations remain outstanding immediately prior to the occurrence of a Trigger Event, upon the occurrence of a Trigger Event, the Company shall have the right, at its option, to convert the Principal Amount, in whole or in part (provided that any partial conversion shall be in a minimum amount of USD$              ), into fully paid and non-assessable Common Shares at the Conversion Price; provided that, any accrued and unpaid interest owing on the Principal Amount at the date of such conversion shall be payable by the Company to the Lender in cash. The Company shall provide prompt written notice of any such conversion to the Agent and the Paying Agent. Upon the Paying Agent’s receipt of a written notice of any such conversion, the Paying Agent shall reduce the Lender’s Principal Amount on the Convertible Note register by the amount of such conversion.

3.3 Notice of Initial Public Offering: The Company will give the Lender at least ten (10) Business Days’ advance written notice before the completion by the Company of an initial public offering of Common Shares, or other equity interests of the Company, or other going public transaction resulting in the listing of Common Shares, or other equity interests of the Company (or any successor company or resulting issuer), being listed on any stock exchange.

3.4 Adjustments:

3.4.1 If and whenever at any time after the date hereof, and prior to the Maturity Date, the Corporation shall: (i) subdivide or re-divide its outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares; (iii) issue options, rights, warrants or similar securities to the holders of all or substantially all of the outstanding Common Shares; or (iv) issue Common Shares or securities convertible into Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution; the number of Common Shares issuable upon conversion of this Convertible Note on the date of the subdivision, re-division, reduction, combination or consolidation or on the record date for the issue of options, rights, warrants or similar securities or on the record date for the issue of Common Shares or securities convertible into Common Shares by way of a dividend or distribution, as the case may be, shall be adjusted so that the Lender shall be entitled to receive the kind and number of Common Shares or other securities of the Company which it would have owned or been entitled to receive after the happening of any of the events described in this Section 3.4.1, had this Convertible Note been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustments made pursuant to this Section 3.4.1 shall become effective immediately after the effective time of such event retroactive to the record date, if any, for such event.

3.4.2 If and whenever at any time after the date hereof, and prior to the Maturity Date, there is a reclassification of the Common Shares or a capital reorganization of the Company other than as described in Section 3.4.1 or a consolidation, amalgamation, arrangement, binding share exchange, merger of the Company with or into any other Person or other entity or acquisition of the Company or other combination pursuant to which the Common Shares are converted into or acquired for cash, securities or other property; or a sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other Person (other than a direct or indirect wholly-owned subsidiary of the Company) or other entity or a liquidation, dissolution or winding-up of the Company (in any of the foregoing cases, that is not a Change of Control that is subject to Section 5.2), the Lender, if it has not exercised its right of conversion prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, such amount of cash or the number of shares or other securities or property of the Company or of the Person or other entity resulting from such merger, amalgamation, arrangement, acquisition, combination or consolidation, or to which such sale or conveyance may be made or which holders of Common Shares receive pursuant to such liquidation, dissolution or winding-up, as the case may be, that the Lender would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, if, on the record date or the effective date thereof, as the case may be, the holder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon the exercise of the conversion right.

3.4.3 On the occurrence of any reclassification of, or other change in, the outstanding Common Shares or any other event which is not addressed in Sections 3.4.1 or 3.4.2 (each, an “Unanticipated Event”), the parties will, in good faith, make such further adjustments and changes and take all necessary actions, subject to the approval of the Lender, so as to ensure that the Lender receives, upon the conversion of this Convertible Note occurring at any time after the date of the occurrence of the Unanticipated Event, such shares, securities, rights, cash or property that the Lender would have received if, immediately prior to the date of such Unanticipated Event, the Lender had been the registered holder of the number of Common Shares to which the Lender would be entitled upon the conversion of this Convertible Note into Common Shares.

3.5 Rules Regarding Calculation of Adjustment of Conversion Rights.

3.5.1 The adjustments provided for in Section 3.4 are cumulative and will be made successively whenever an event referred to therein occurs.

3.5.2 If at any time a question or dispute arises with respect to the adjustments provided for in Section 3.4, such question or dispute will be conclusively determined by a firm of nationally recognized chartered professional accountants appointed by the Company (who may be the auditors of the Company) and acceptable to the Lender. Such accountants shall have access to all necessary records of the Company and any such determination will be binding upon the Company, the Lender and shareholders of the Company. If any such determination is made, the Company will deliver a certificate of the Company to the Lender describing such determination.

3.5.3 The Company shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 3.4, deliver a certificate of the Company to the Lender specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and, if reasonably required by the Lender, such certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of nationally recognized chartered professional accountants appointed by the Company (who may be the auditors of the Company) and acceptable to the Lender.

4. Obligations Upon Issuance of Conversion Shares.

4.1 Meaning of Conversion Shares: The Common Shares issuable pursuant to the conversion of the Obligations, shall be referred to in this Convertible Note as the “Conversion Shares”.

4.2 Surrender of Convertible Note: Subject to Section 4.3 below, upon issuance of the Conversion Shares, the Lender shall surrender this Convertible Note to the Company marked “paid in full” and upon such surrender the Company shall forthwith issue and deliver to the Lender, certificate(s) evidencing the Conversion Shares. Thereupon, the Lender shall be entered in the books of the Company as at the date of the conversion of the Principal Amount into the Conversion Shares as the holder of the Conversion Shares. For greater certainty, subject to Section 4.3 below, upon the issuance of Conversion Shares and the payment in cash in respect of any fractional shares in accordance with Section 4.4 of this Convertible Note, the Lender’s right, title and interest in and to this Convertible Note shall be of no further force or effect.

4.3 Partial Conversion: Upon the Lender exercising the right of conversion in respect of only a part of this Convertible Note and surrendering this Convertible Note to the Company, the Company shall cancel the same and shall without charge forthwith certify and deliver to the Lender a new Convertible Note in an aggregate principal amount equal to the unconverted part of the Principal Amount of this Convertible Note so surrendered.

4.4 No Fractional Shares: No fractional shares shall be issued in connection with the issuance of the Conversion Shares. If any fractional interest in the Conversion Shares would, except for the provisions of this Section, be deliverable upon the conversion of this Convertible Note, the Company shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Lender an amount of lawful money of the United States of America equal (computed to the nearest whole cent, with one-half of a cent being rounded up) to the Principal Amount outstanding after so much of the Principal Amount as may be converted into a whole number of Common Shares has been so converted.

4.5 Shareholder Agreement: The issuance of Conversion Shares is conditional upon the Lender executing and delivering an acknowledgement, in form and substance acceptable to the Company, under which the Lender agrees to become a party to and be bound by any shareholder agreement entered into between the Company and its shareholders and any other shareholder agreements of the Company in effect from time to time (collectively, the “Shareholder Agreement”).

4.6 Termination and Discharge. Upon the conversion or the payment of the Obligations in full, this Convertible Note shall terminate and the Company shall be released and discharged by the Lender from all of the Company’s obligations and agreements hereunder. Following the conversion or the payment of the Obligations in full and the issuance of the Conversion Shares, if applicable, the Lender shall execute and deliver (and cause the Agent to execute and deliver), at the Company’s expense, all such documents, instruments and agreements as the Company may reasonably request to effect such release, discharge and reconveyance of security.

4.7 Reservation of Common Shares. The Company covenants and agrees that so long as any part of the Principal Amount outstanding hereunder or interest under this Convertible Note remains outstanding it will at all times reserve out of its unissued Common Shares against the conversion rights conferred on the Lender herein a sufficient number of unissued Common Shares so as to entitle all of such Principal Amount at any time to be converted upon the basis and upon the terms and conditions provided for herein.

4.8 Notice of Special Matters. The Company shall give notice to the Lender, in the manner provided in Section 9.9, of its intention to fix a record date for any event mentioned in Section 3.4 which may give rise to an adjustment in the Conversion Shares which may be acquired pursuant to Section 3 or Section 4, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Company shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to such applicable record date.

5. Prepayment Terms.

5.1 Company Repayment: Other than in respect of the conversion of the Principal Amount in accordance with the terms hereof, the Obligations may not be prepaid prior to the Maturity Date.

5.2 Mandatory Repayment: At the sole discretion of the Lender, the Obligations shall be repayable in full upon the occurrence of a Change of Control (as defined below).

6. Affirmative and Negative Covenants.

6.1 Affirmative Covenants. The Company hereby covenants and agrees with the Lender that it will, and it will cause each of the Guarantors to:

6.1.1 duly and punctually pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

6.1.2 maintain its corporate existence in good standing, continue to carry on its business, preserve its rights, powers, licences, privileges, franchises and goodwill, including all material permits (including those related to Cannabis) necessary to carry on business in all applicable jurisdictions, maintain all qualifications necessary to carry on business (including, without limitation, those related to Cannabis related activities) in each applicable jurisdiction, and conduct its business in a proper and efficient manner so as to protect its property and income;

6.1.3 comply in all material respects with all Applicable Laws; and without limiting the generality of the foregoing the Company shall and shall cause each other Obligor to:

(i) engage in Medical Cannabis-Related Activities only in Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein;

(ii) engage in Non-Medical Cannabis-Related Activities only in Non-Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein; and

(iii) ensure that all activities of the Obligors relating to the sale of Cannabis and Cannabis-related products occur solely in facilities licensed by Governmental Authorities in Cannabis Jurisdictions or are delivered to purchasers in Cannabis Jurisdictions in accordance with the Applicable Laws of such Cannabis Jurisdictions;

6.1.4 manage and operate its business in accordance with all Applicable Laws;

6.1.5 permit the Lender and each of its authorized representatives, upon prior written notice from the Lender, to discuss the affairs, finances and condition of the Company and the other Included Obligors with the Company and its authorized representatives (including participating in telephone calls), at such times and as often as reasonably required by the Lender;

6.1.6 fulfill all covenants and obligations required to be performed by it under this Convertible Note and the other Loan Documents;

6.1.7 provide written notice to the Lender of each of the following promptly after the occurrence thereof:

(i) any Event of Default;

(ii) receipt of any notice of the termination or suspension of, or a material default under, any material agreement or material permit (including, without limitation, those related to Cannabis related activities);

(iii) all amendments to material permits (including, without limitation, those related to Cannabis related activities);

(iv) all material correspondence and notices received from any Governmental Authority or stock exchange with respect to any material permit, cease trade order, or any regulatory or other investigations into the Company’s practices;

(v) all material correspondence and notices received from Colombia (or any Governmental Authority thereof) in respect of Clever Leaves; and

(vi) the incorrectness of any representation or warranty contained herein in any material respect;

6.1.8 permit the Lender and its employees and agents to inspect its properties, assets, books and records from time to time (x) prior to an Event of Default which is continuing, at reasonable times during normal business hours and upon reasonable notice and in a manner (whether in-person, by telephone or by any electronic means) which does not materially interfere with its business, and (y) following an Event of Default and for so long as it is continuing, at any time with or without notice to the Company or any other Guarantor; and to permit the Lender and its employees and agents to make copies of and abstracts from such books and records and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors; provided that, in respect of Eagle Holdings and Clever Leaves only, in respect of any such inspection, the Lender agrees to comply with Section 3.7(g) of that certain amended and restated shareholders agreement dated as of January 18, 2019 of Eagle Holdings;

6.1.9 provide the Lender with such further information, financial data, documentation and other assurances as the Lender may reasonably require from time to time;

6.1.10 pay all taxes imposed on it, or on its income or profits or its assets, when due and payable, except for any taxes assessed against the Company or its subsidiaries which they are in good faith contesting pursuant to a bona fide dispute process; and

6.1.11 to the extent commercially reasonable in the circumstances, maintain insurance coverage with responsible insurers, in amounts and against risks normally insured by owners of similar Cannabis businesses or assets in the same or in a reasonably similar jurisdiction. Promptly on the happening of any material loss or damage, the Company will furnish or cause to be furnished at its own expense all necessary proofs and will do all necessary acts to enable the Lender to obtain payment of the insurance monies, which, in the reasonable discretion of the Lender, may be applied in reinstating the insured property or be paid to the Company or the subsidiaries or be applied in payment of the Obligations, whether due or not then due, or paid partly in one way and partly in another.

6.2 Negative Covenants. The Company hereby covenants and agrees with the Lender that the Company will not, and shall ensure that each of the Guarantors shall not, in each case, without the prior written consent of the Lender:

6.2.1 create, incur or assume any debt, except for (i) Subordinated Debt, and (ii) debt incurred by any direct or indirect subsidiary of the Company, other than Northern Swan International, Inc.;

6.2.2 guarantee, give financial assistance to, or render itself liable in any manner whatsoever, directly or indirectly, for any debt or obligation whatsoever, of any other Person, except for (i) guarantees in respect of Subordinated Debt, (ii) guarantees in respect of debt permitted by Section 6.2.1 above provided by any direct or indirect subsidiary of the Company, other than Northern Swan International, Inc., or (iii) guarantees provided in support of an affiliate or subsidiary not exceeding One Million United States Dollars (US$1,000,000);

6.2.3 grant or suffer to exist any Encumbrance in respect of any of its property, except any Encumbrance in respect of:

(i)	Subordinated Debt;

(ii)	debt permitted by Section 6.2.1 or Section 6.2.2 above;

(iii)	liens for taxes not due or the validity of which is being contested in good faith by appropriate legal proceedings;

(iv)	liens in respect of judgments or awards against the Company for an amount, collectively, not in excess of Five Hundred Thousand United States Dollars (US$500,000), with respect to which the Company is contesting in good faith by appropriate legal proceedings;

(v)	inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others, arising in respect of construction, maintenance, repair or operation of assets in the ordinary course of business of the Company, provided that such liens are with respect to obligations which are not due or delinquent, are not registered against title to any assets of the Company, and which liens are being contested in good faith by appropriate legal proceedings;

(vi)	liens given to a public utility or any Governmental Authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company;

(vii)	servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of the Company;

(viii)	liens in favour of the Agent;

(ix)	easements, rights-of-way or servitudes, restrictions and minor imperfections in title on real property;

(x)	purchase money security interests in respect of capital lease obligations and operating lease obligations for the Company, in the maximum aggregate amount of Three Million United States Dollars (US$3,000,000); and

(xi)	any other liens to which the Lender has consented to in writing;

6.2.4 directly or indirectly (including through any subsidiary) engage or participate in any Medical Cannabis-Related Activities, or make or hold an Investment in any Person which engages or participates in any Medical Cannabis-Related Activities, in any jurisdiction other than a Medical Cannabis Jurisdiction;

6.2.5 directly or indirectly (including through any subsidiary) engage or participate in any Non-Medical Cannabis-Related Activities, or make or hold an Investment in any Person which engages or participates in any Non-Medical Cannabis-Related Activities, in any jurisdiction other than a Non-Medical Cannabis Jurisdiction;

6.2.6 directly or indirectly (including through any subsidiary) engage or participate in any Prohibited Transaction;

6.2.7 solely as it relates to Cannabis-Related Activities, directly or indirectly (including through any subsidiary) own assets, carry on business or invest in any entity or business, in each case, in any jurisdiction which is not a Cannabis Jurisdiction (provided that, for greater certainty, the direct or indirect ownership of any assets, or the carrying on of any business or the investing in any entity or business which is not engaged in or related to a Cannabis-Related Activity shall not be restricted so long as the owning of such assets, or the carrying on of such business or the investing in such entity or business are conducted in accordance with the Applicable Law of such jurisdiction);

6.2.8 in respect of the Company and Northern Swan International, Inc. only, other than a Permitted Reorganization, materially change its capital structure or the nature of its business, or enter into any transaction whereby all or a substantial portion of its property, assets and undertaking would become the property of any other individual, corporation, partnership, trust, unincorporated association, Governmental Authority or any combination of thereof, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise;

6.2.9 in respect of the Company only, issue any classes of shares, or any equivalent ownership interests in a Person (including partnership, membership or trust interests therein), other than Common Shares, Class C Preferred Shares or any other preferred shares in the capital of the Company;

6.2.10 enter into, amend or be a party to any agreement or transaction with, or make any payment to, any Person not acting at arm’s length (as defined in the Income Tax Act (Canada)) (other than its wholly-owned subsidiaries), other than as disclosed to the Lender, and on such terms that have not been amended as of the date hereof;

6.2.11 (i) declare or pay any dividend or incur any liability to make any other payment or distribution of cash, other property or other assets in respect of any class of its capital stock, warrants, options or other rights with respect to any shares of any class of its capital stock, other than a dividend or any such distribution by a Guarantor to the Borrower or among Guarantors; (ii) make any payment or distribution, or apply any of its funds, property or assets on account of the purchase, redemption, defeasance, sinking fund, retirement, or any other reduction of any class of its capital stock, warrants, options or other rights with respect to any shares of any class of its capital stock, other than any such payment or distribution among Obligors; (iii) make any repayment, redemption, purchase or other disfeasance or discharge of any indebtedness owing to, or make any other payment to, any affiliate, other than an Obligor (including payments of principal, interest or otherwise on account of in reduction of inter-corporate debt); or (iv) make any deposit for any of the foregoing purposes or other discharge of any indebtedness incurred by an affiliate;

6.2.12 directly or indirectly sell, lease, assign, transfer, covey or otherwise dispose of (whether in one or a series of transactions) its property and assets except for sales (i) of equipment, fixtures or materials that are worn-out or obsolete or have been replaced and are not required for the conduct by the Company or any of its subsidiaries of its business, (ii) of inventory made in the ordinary course and as part of the normal operation of its business, (iii) of property and assets (including any equity interests in any Person) in which the proceeds of such sale are paid to an Obligor and are not distributed to any Person other than to another Obligor, or (iv) otherwise made with the prior written consent of the Lender; or

6.2.13 amend its articles in any manner which is reasonably likely to result in a Material Adverse Change.

6.3 Reporting Covenants. The Company hereby covenants and agrees with the Lender that the Company will cause to be delivered to the Lender the following financial and other information:

6.3.1 monthly, within 45 days after the end of each month, internally prepared monthly financial statements, on a consolidated and unconsolidated basis, in respect of the most recently completed month prepared in accordance with GAAP, provided that the first such internally prepared monthly financial statement shall be in respect of the month ended June 30, 2019;

6.3.2 quarterly, within 45 days after the end of each fiscal quarter of the Company, the unaudited financial statements of the Company, on a consolidated and unconsolidated basis, in respect of the most recently completed fiscal quarter of the Company prepared in accordance with GAAP except that such financial statements shall not include any notes thereto and shall be subject to normal year-end adjustments, provided that the first such unaudited financial statements shall be in respect of the fiscal quarter ended June 30, 2019;

6.3.3 annually, within 60 days after the end of each fiscal year of the Company, the unaudited year-end financial statements of the Company in respect of such fiscal year, accompanied by management’s discussion and analysis, provided that the first such unaudited year-end financial statements shall be in respect of the fiscal-year ended December 31, 2019;

6.3.4 annually, within 90 days after the end of each fiscal year of the Company, the audited year-end financial statements of the Company in respect of such fiscal year, accompanied by management’s discussion and analysis and a copy of the Company’s auditor’s letter to management, provided that the first such audited year-end financial statements shall be in respect of the fiscal-year ended December 31, 2019; and

6.3.5 a compliance certificate from the Chief Executive Officer or Chief Financial Officer of the Company confirming compliance with each of the representations and warranties and covenants contained herein, concurrently with the delivery of the quarterly financial statements referred to in Section 6.3.2 above.

6.4 Rule 144A Information Requirement and Annual Reports.

6.4.1 At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, and not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company shall, so long as this Convertible Note or any Common Shares issuable upon conversion hereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Lender, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of this Convertible Note or such Common Shares pursuant to Rule 144A. The Company shall take such further action as the Lender may reasonably request to the extent from time to time required to enable the Lender to sell this Convertible Note or such Common Shares in accordance with Rule 144A.

6.4.2 The Company shall file with the Agent, within 30 days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such document that the Company files with the Commission via the Commission’s EDGAR system (or any successor system) or SEDAR (or any successor system) shall be deemed to be filed with the Agent for purposes of this Section at the time such documents are filed via the EDGAR or SEDAR system (or such respective successor), it being understood that the Agent shall not be responsible for determining whether such filings have been made.

6.4.3 Delivery of the reports, information and documents described in Section 6.4.2 to the Agent is for informational purposes only, and the information and the Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder.

7. Representations and Warranties.

7.1 The Company hereby represents and warrants to the Lender with respect to itself and also with respect to each Guarantor that:

7.1.1 No Default. No default has occurred and is continuing under any material agreement to which it is a party or by which its properties are bound;

7.1.2 Status; Corporate Power and Qualification. It:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification;

(iii)	has the requisite corporate power and authority and the legal right to own, pledge, mortgage, hypothecate or otherwise encumber and operate its properties and assets, to lease the property it operates under lease and to conduct its business as presently conducted in the jurisdictions in which it currently carries on business;

(iv)	is in compliance with its constating documents and by-laws; and

(v)	is in material compliance with all applicable provisions of Applicable Law;

7.1.3 Authorization; Execution and Delivery; Approval and Conflict. The execution, delivery and performance by it of this Convertible Note and the other Loan Documents and the creation of the Encumbrances in favour of the Lender (each as applicable):

(i)	are within its corporate power;

(ii)	have been duly authorized by all necessary or proper corporate and shareholder action;

(iii)	do not contravene any provision of its constating documents or by-laws or any resolutions passed by its directors (or any committee thereof) or shareholders;

(iv)	do not result in any breach or violation of any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to it or any of its properties or assets;

(v)	do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property or assets is bound; and

(vi)	do not require the consent, approval, authorization, order or agreement of, or registrations or qualification with any Governmental Authority or any other Person;

7.1.4 Validity of Agreements. Each of this Convertible Note and the other Loan Documents to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject only to:

(i)	applicable bankruptcy, insolvency, liquidation, reorganization, reconstruction, moratorium laws or similar laws affecting creditors’ rights generally; and

(ii)	the fact that the availability of equitable remedies, such as specific performance and injunctive relief, are in the discretion of a court and may not be available where damages are considered an equitable remedy;

7.1.5 Taxes and Filings. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by it have been filed with the appropriate governmental authority and all taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof (or any such fine, penalty, interest, late charge or loss has been paid). Proper and accurate amounts have been withheld by it from payments to its employees, customers and other applicable payees for all periods in full as required by all Applicable Laws and such withholdings have been timely paid to the respective governmental authorities;

7.1.6 Authorized Capital. The authorized capital of the Company consists of: (A) the following common shares: (i) an unlimited number of class A voting common shares, of which               are issued and outstanding as of the date hereof; (ii)  an unlimited number of class B voting common shares, of which                are issued and outstanding as of the date hereof; (iii) an unlimited number of class C non-voting common shares, of which                are issued and outstanding as of the date hereof; and (B) an unlimited number of Class C Preferred Shares, of which                Class C Preferred Shares are issued and outstanding as of the Business Day immediately preceding the date hereof.  Except pursuant to the Loan Documents, (i) other than (A) Class C Preferred Shares to be in connection with the Series C Offering, (B)               Class C Preferred Shares to be issued upon closing of the Series C Offering, (C)                stock options exercisable for class A voting shares of the Company, and (D) warrants to purchase               class A voting common shares,  the Company does not have any outstanding agreement, subscription, warrant, option or commitment (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option or commitment) obligating it to issue or sell any Common Shares or other securities, including any security or obligation of any kind convertible into or exchangeable for Common Shares or other security and (ii) there is no outstanding share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the market price of the Common Shares or the income or any other attribute of the Company or any of its subsidiaries. Except for the amended and restated shareholders agreement dated March 30, 2018 among the Company and each of the shareholders listed on Schedule A thereto, there is no outstanding shareholder agreement, proxy, voting trust, right to require registration under any applicable securities legislation or any other arrangement or commitment to which the Company or any of its subsidiaries is a party or bound, with respect to the voting, disposition or registration of any outstanding securities of the Company or any of its subsidiaries.

7.1.7 Valid Issuance of Convertible Note and Conversion Shares. This Convertible Note will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer set forth in this Convertible Note and under applicable securities legislation. The Common Shares issuable upon the conversion of this Convertible Note will be duly and validly authorized, allotted and reserved for issuance upon such conversion and will, upon the conversion of this Convertible Note in accordance with its terms, be validly issued as fully paid and non-assessable shares in the capital of the Company;

7.1.8 Corporate Records. Its corporate records are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in material compliance with all Applicable Laws and with its constating documents. Without limiting the generality of the foregoing: (i) the minute books contain, in all material respects, complete and accurate minutes (or drafts thereof) of all meetings of its directors and shareholders and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by its directors and shareholders and all such resolutions were duly passed; and (iii) the registers of directors and officers are complete and accurate and all of its former and present directors and officers were duly elected or appointed, as the case may be;

7.1.9 Restrictive Agreements. It is not subject to any restriction under its constating documents or is party or subject to any claim, Encumbrance or contract, instrument or other agreement which would prevent (i) the consummation of the transactions contemplated by this Convertible Note or the other Loan Documents, (ii) compliance by it with the terms, conditions and provisions of this Convertible Note or the other Loan Documents, as applicable, or (iii) it from carrying on its business as currently conducted after the date hereof;

7.1.10 No Material Adverse Change. Since September 30, 2018, there has been no change in the affairs, assets, liabilities, business, prospects, operations or conditions (financial or otherwise) of the Company, on a consolidated basis, which had or would reasonably be expected to have a Material Adverse Change;

7.1.11 Compliance with Contracts. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (i) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any third party is in breach or default of any contract, instrument or other agreement to which it is a party and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or breach;

7.1.12 Accounting Controls. Effective from and after the delivery of the initial financial statements provided for in Section 6.3.1 hereof, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that in all material respects transactions are executed in accordance with management’s general or specific authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and access to assets is permitted only in accordance with management’s general or specific authorization;

7.1.13 Compliance with Laws, Licenses and Permits. It (i) has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business, (ii) possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate Governmental Authority necessary to carry on its business as currently conducted (collectively, the “Permits”), and (iii) will possess all Permits to be issued by the appropriate Governmental Authority necessary to carry on its business prior to carrying on such business. It is in compliance in all material respects with the terms and conditions of all such Permits and it has not received any notice of the material modification, revocation or cancellation of, or any intention to materially modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit. Without limiting the generality of the foregoing or the ability of each Obligor to carry on business not related to Cannabis-Related Activities, each Obligor that carries on Cannabis-Related Activities represents, with respect to those Cannabis-Related Activities only, that it:

(i)	does not own assets or carry on business in any jurisdiction which is not a Cannabis Jurisdiction;

(ii)	does not own assets or carry on any Medical Cannabis-Related Activities in any jurisdiction which is not an Medical Cannabis Jurisdiction; and

(iii)	does not own assets or carry on any Non-Medical Cannabis-Related Activities in any jurisdiction which is not an Non-Medical Cannabis Jurisdiction.

7.1.14 Environmental.

(i)	It has conducted, and is conducting, its business in compliance in all material respects with Environmental Laws;

(ii)	To its knowledge, none of the properties owned or leased by it has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all Environmental Laws;

(iii)	It has not caused or permitted the release of any Hazardous Substances at, in, on, under or from any property owned or leased by it except in compliance in all material respects with all Environmental Laws;

(iv)	All Hazardous Substances handled, recycled, disposed of, treated or stored on or off-site of any of the properties owned or leased by it have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws and, to its knowledge, there are no Hazardous Substances at, in, on, under or migrating from any of the aforementioned properties except in material compliance with all Environmental Laws;

(v)	It is in possession of all required environmental approvals (all of which are being complied with in all material respects) required to own, lease, operate, develop and exploit the properties (as and when acquired) and conduct its business as it is now being conducted;

(vi)	No environmental, reclamation or abandonment obligation or work orders or other liabilities presently exist with respect to any portion of the properties owned or leased by it and, to its knowledge, there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on any of these properties owned or leased by it; and

(vii)	It has not received from any Person or Governmental Authority any notice, formal or informal, of any proceeding, action or other claim, liability or potential liability arising under any Environmental Law that is pending which would be likely to result in any material action being taken by any Governmental Authority or any other Person;

7.1.15 Assets. It owns or otherwise holds good and valid legal title to, or holds a valid leasehold interest in, all material assets and properties that are required to conduct its business and operations as presently conducted;

7.1.16 Insolvency. It has not admitted in writing that it is, or has been declared to be, insolvent or unable to pay its debts. It has not committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any Encumbrance, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it;

7.1.17 Legal Proceedings. There is no material action, suit or proceeding, at law or in equity, by any person, nor any arbitration, administrative or other proceeding by or before (or to its knowledge any investigation by) any Governmental Authority pending, or, to its knowledge, threatened against or affecting it or any of its properties or rights and, to its knowledge, there is no valid basis which would reasonably be expected to result in any such action, suit, proceeding, arbitration or investigation or which would reasonably be expected to prevent or delay the issuance of this Convertible Note, the execution and delivery of any of the other Loan Documents, or have a Material Adverse Change on the Company or any Guarantor or its assets. It is not subject to any judgment, order or decree entered in any lawsuit or proceeding;

7.1.18 Insurance. To the extent commercially reasonable in the circumstances, its assets, business and operations will be insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable Cannabis business in the same or in a reasonably similar jurisdiction and such coverage shall be in full force and effect, shall name the Agent as first loss payee and additional insured, and it shall not fail to promptly give any notice or present any material claim thereunder;

7.1.19 Taxes. It has duly and timely filed all material returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such returns are or will be upon filing, true, complete and correct in all material respects. It has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all material Governmental Charges which are due and payable, other than those which are being or have been contested in good faith and, where payment is not yet due. No audit, action, investigation, deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted or threatened with respect to its Governmental Charges, and it is not a party to any action or proceeding for assessment or collection of Governmental Charges and no such event has been asserted or, to its knowledge, threatened against it or any of its assets, except where such deficiencies or other matters, actions or proceedings would not reasonably be expected to have a Material Adverse Change. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Governmental Charges, or of the filing of any return or any payment of Governmental Charges by it;

7.1.20 Accuracy of Disclosure. All written and factual information previously or contemporaneously furnished to the Lender by or on behalf of the Company for purposes of or in connection with this Convertible Note, the other Loan Documents or any transaction contemplated hereby or thereby, taken as a whole, is true and accurate in every material respect and such information, taken as a whole, is not incomplete by the omission of any material fact necessary to make such information not misleading; and

7.1.21 No Withholding of Information. The Company has not withheld from the Lender any fact or information relating to the Company or any of its subsidiaries or to the transactions contemplated by this Convertible Note or the other Loan Documents that would, in the reasonable opinion of the Company, taken as a whole, be material to the Lender in deciding whether to enter into this Convertible Note and the other Loan Documents.

7.2 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Convertible Note and in the other Loan Documents will survive the execution of this Convertible Note. Each representation and warranty will be deemed to repeat on the first day of each month preceding the Maturity Date, with reference to the facts and circumstances then subsisting, as if made at such time.

8. Events of Default.

8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Convertible Note:

8.1.1 default in the payment, when due or payable, of an obligation to pay principal under this Convertible Note;

8.1.2 default in the payment, when due or payable, of an obligation to pay interest or any other amount under this Convertible Note or any other Loan Document and such failure remains unremedied for a period of five (5) Business Days;

8.1.3 any Included Obligor ceases to carry on its business; sells all or substantially all of its assets; commits an act of bankruptcy; becomes insolvent (as such term is defined pursuant to Insolvency Legislation); makes an assignment for the benefit of creditors, files a petition in bankruptcy or makes a proposal under Insolvency Legislation; admits the material allegations of any petition filed against it in any proceeding under Insolvency Legislation; commits an act of bankruptcy within the meaning of Insolvency Legislation; petitions or applies to any tribunal or court for the appointment of any receiver, trustee or similar liquidator of it or all or a substantial part of its assets; commences a proceeding pursuant to Insolvency Legislation; is wound-up, dissolved or liquidated or has its existence terminated unless in conjunction with a bona fide corporate reorganization not prohibited hereby in which a successor of the Person will succeed to its obligations and enter into an agreement with the Lender to that effect or takes any action for the purpose of effecting any of the foregoing;

8.1.4 any petition shall be filed or other proceeding commenced in respect of any Included Obligor or any portion of its property under any Insolvency Legislation; including a proceeding requesting an order approving a reorganization of any Included Obligor, declaring any Included Obligor bankrupt, or appointing a receiver, trustee or liquidator of any Included Obligor or of all or a substantial part of its assets, and (i) such Included Obligor shall not in good in faith be actively and diligently contesting and defending such proceeding in good faith and on reasonable grounds (provided further that in the opinion of the Lender acting reasonably, the existence of such proceeding does not materially adversely affect the ability of such Included Obligor to carry on its business and to perform and satisfy its obligations under the Loan Documents) or (ii) such petition or proceeding shall not be abandoned, dismissed or permanently stayed within a period of 30 days from the date of filing or commencement thereof;

8.1.5 failure of any Obligor to perform or observe any covenant, term, provision, condition, agreement or obligation under this Convertible Note or any other Loan Document, and provided that such default is capable of being remedied, such default shall continue unremedied for 30 days from the earlier to occur of (i) the Agent or the Lender providing notice to the Company of such default or (ii) the Company or such other Obligor, as the case may be, becoming aware of such default;

8.1.6 failure of any Obligor to maintain a material license, permit or authorization (including, without limitation, those related to Cannabis related activities) which would be reasonably required to carry on such Obligor’s business; provided that if, following the date hereof, Herbal Brands, Inc. acquires any material license, permit or authorization in connection with any asset sale and commences the carrying on of business in relation to such assets following the closing of such sale and determines that there is a deficiency, in whole or in part in any such material license, permit or authorization so acquired, such deficiency shall not constitute an Event of Default, so long as Herbal Brands, Inc. (A) suspends the carrying on of such business in connection with such acquired material license, permit or authorization unless otherwise permitted pursuant to Applicable Law and (B) uses commercially reasonable efforts to remedy same by appropriate actions or proceedings.

8.1.7 failure of any Obligor to comply with either any regulation or any material component or provision of any regulation, in either case, of any Governmental Authority in any jurisdiction, including, without limitation, Colombia, provided that either (A) such failure could reasonably result in the suspension or termination of any license, permit or authorization (including, without limitation, those related to Cannabis related activities) which would reasonably be required to carry on such Obligor’s business or (B) such failure could reasonably be expected to result in a Material Adverse Change;

8.1.8 the involvement of any Obligor in, without duplication, (i) any activity which is not in compliance with Applicable Law (provided that the non-compliance by such Obligor of such Applicable Law could reasonably be expected to result in a Material Adverse Change), or (ii) any Prohibited Transaction;

8.1.9 any representation or warranty contained in this Convertible Note or any other Loan Document is false or incorrect in any material respect when made or deemed to be made;

8.1.10 receipt of a cease trade order from any Governmental Authority that would materially restrict the scope and nature of the business which such Obligor may carry on;

8.1.11 any Person takes possession of any material property of any Included Obligor by way of or in contemplation of enforcement of security, or a distress, execution, garnishment or similar process is levied or enforced against any Obligor or any such property and such possession continues in effect and is not released, satisfied, vacated, stayed, or discharged within ten (10) days, and such Obligor is contesting the same in good faith and by appropriate proceedings;

8.1.12 any Governmental Authority takes any action with respect to all or substantially all of the Included Obligors’ property (taken as a whole), including any condemnation, seizure or expropriation of any property of any Included Obligor, which materially and adversely affects the Included Obligors (taken as a whole) or their financial condition, business or operations (taken as a whole); and without limiting the generality of the foregoing, an item or items of property having a value in excess of $250,000 in the aggregate shall be deemed to be material;

8.1.13 if this Convertible Note or any of the other Loan Documents ceases to be enforceable in accordance with its terms or any Obligor terminates or purports to terminate its liability under any Loan Document or disputes the validity or enforceability of any such Loan Document;

8.1.14 if any of the Security ceases to constitute a valid first priority Encumbrance;

8.1.15 if any Change of Control occurs that is not consented to by the Lender in writing;

8.1.16 any Included Obligor is in default in the payment or performance of any of its indebtedness or obligations under any agreement relating to any indebtedness in excess of One Million United States Dollars (US$1,000,000) in the aggregate (other than the indebtedness under this Convertible Note) after the expiry of any grace or cure periods relating thereto; or

8.1.17 one or more final judgments or decrees for the payment of money shall have been obtained or entered against any Included Obligor in excess of One Million United States Dollars (US$1,000,000) in the aggregate and shall remain unpaid for a period in excess of 30 days; unless such judgment is fully covered by insurance (subject to a reasonable deductible amount) and the insurer thereof has confirmed such coverage in writing.

8.2 Continuing Event of Default: If an Event of Default shall occur and be continuing, the Lender may, at its option, by written notice to the Company and the Agent declare the Obligations to be immediately due and payable without further notice or demand, whereupon this Convertible Note shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Company.

8.3 Rights of the Lender. Subject to and in accordance with the Intercreditor and Collateral Agency Agreement, the Lender, without exonerating in whole or in part the Company, may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from or from perfecting securities of, may accept compositions from, and may otherwise deal with the Company and all other Persons and securities as the Lender may see fit.

Nothing herein shall obligate the Lender to extend or amend any credit to the Company or to any other Person.

9. Miscellaneous.

9.1 Effectiveness of this Convertible Note; Advance of Principal Amount: This Convertible Note shall not become effective, and the Lender shall have no obligation to advance the Principal Amount, until each of the following conditions precedent have been satisfied to the satisfaction of the Lender:

9.1.1 the Lender shall have received a fully executed copy of this Convertible Note and the other Loan Documents;

9.1.2 the Lender shall have completed and shall be satisfied with its legal and business due diligence in respect of the Company and the Guarantors;

9.1.3 the Agent shall have received a pledge agreement from the Company creating a first-ranking security interest in the equity interests of the Subsidiaries, together with the original share certificates with respect to such equity interests and stock transfer powers of attorney in respect thereof;

9.1.4 the Lender shall have received evidence satisfactory to it that the Company has raised in excess of Twenty-Five Million United States Dollars (US$25,000,000) from the proceeds of the issuance of Class C Preferred Shares;

9.1.5 the Company and each of the Guarantors shall have delivered an officer’s certificate attaching certified copies of their constating documents, a certificate of incumbency and certified directors’ resolutions authorizing the transactions contemplated hereby;

9.1.6 the Lender shall be in receipt of all legal opinions required by it, in form and substance satisfactory to the Lender;

9.1.7 all required filings and registrations shall have been made which, in the reasonable opinion of the Lender’s counsel, are desirable or required to make effective the security interest created or intended to be created by the Company in favour of the Lender and to ensure the perfection and priority of the security interest; and

9.1.8 the Lender shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

9.2 Transfer of Convertible Note: The Company may not assign, transfer or deliver all or any part of its rights or obligations hereunder without the prior written consent of the Lender. At any time prior to an Event of Default, this Convertible Note may not be transferred or assigned by the Lender other than (i) with the written consent of the Company, or (ii) a transfer or assignment to an Affiliate of the Lender. As used herein, the term “Affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Lender. Following an Event of Default, the Lender may, upon notice to (but without the consent of) the Company, transfer or assign this Convertible Note to any assignee, including any direct Competitor of any Obligor (provided that, following notice to the Company of any such assignment to a Competitor, if the Lender has not declared the Obligations to be immediately due and payable in accordance with Section 8.3 of this Convertible Note, the Company shall have the right to repay the Obligations, in full either prior to or after the effectiveness of such assignment). The Company shall provide prompt written notice of any such transfer or assignment to the Agent and the Paying Agent. Upon the Paying Agent’s receipt of a written notice of any such transfer or assignment, the Paying Agent shall revise the Convertible Note register accordingly.

9.3 Certain Waivers. Except to the extent set out in this Convertible Note, the Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and any other formalities of any kind.

9.4 Entire Agreement. This Convertible Note, together with all other instruments, documents, and agreements contemplated by this Convertible Note (including, without limitation, the Loan Documents), constitute the full and entire understanding and agreement between the Company and the Lender with respect to the subject matter hereof and replace all other agreements between the Company and the Lender with respect to these matters including, without limitation, the term sheet outlining the proposed terms of this Convertible Note.

9.5 Currency. All references to currency in this Convertible Note are to the lawful currency of the United States of America.

9.6 Governing Law. This Convertible Note shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Without prejudice to the right of the Lender to commence any proceedings with respect to this Convertible Note in any other proper jurisdiction, the Company hereby attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia, provided that the Lender shall be entitled to commence actions in the courts of any other jurisdiction in its discretion for the purpose of enforcing the provision of this Convertible Note or any of the other Loan Documents.

9.7 Waiver. No act or omission by the Lender in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only an express waiver in writing. No waiver of any of the provisions of this Convertible Note shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless expressly provided in writing duly executed by the party to be bound thereby. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Lender with respect to any subsequent default, whether similar or not. The Company waives every defence based upon any or all indulgences that may be granted to the Lender.

9.8 No Merger or Novation. Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Company to pay the moneys owing hereby nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or security constitute or create any novation.

9.9 Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to the other party, or to any other Person shall be given by e-mail as the primary and required form of notice with return receipt confirmed and, as a supplemental form of notice only, in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party at:

(a)    to the Lender at:

[                ]

Attention:

Email:

(b)    to the Company at:

489 Fifth Ave
Floor 27
New York, NY
10017

Attention:   Kyle Detwiler
Email:         kyle@northernswan.com

or at such other address as may be given by such party to the other party hereto in writing from time to time. All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, seventy-two (72) hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received seventy-two (72) hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted, all Notices shall be given by Personal delivery, by facsimile transmission or by e-mail.

9.10 Amendments. This Convertible Note may only be amended by written agreement signed by each of the parties hereto.

9.11 Expenses. Whether or not the transactions contemplated by this Convertible Note shall be consummated, the Company agrees to pay on demand by or on behalf of the Lender all reasonable costs and expenses incurred by the Lender, including the reasonable fees and disbursements of any expert or advisers (including, without limitation, lawyers) incurred in connection with the preparation, negotiation, execution, administration or interpretation of this Convertible Note and the other Loan Documents, any amendment, modification or waiver of any of the provisions thereof, the protection and enforcement of the rights of the Lender provided for thereby, the enforcement of this Convertible Note and the other Loan Documents and the preparation of any waivers, partial discharges and similar matters which may be required in respect thereof. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender by the Company under this Convertible Note shall be supplied by the Company without cost to the Lender.

9.12 Payments without Deduction. All payments to be made by the Company under this Convertible Note (whether on account of principal, interest, fees, costs or any other amount) shall be made in United States dollars and shall be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever, except to the extent required by Applicable Law.

[Remainder of this page is intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, this Convertible Note has been duly executed on behalf of the undersigned as of the date first indicated above.

NORTHERN SWAN HOLDINGS, INC.

By:
Name:
Title: